UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2009

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27488 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

Experimental Station Route 141 & Henry Clay Road Building E336 Wilmington, DE		19880
(Address of principal executive offices)		(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

At the Annual Meeting of Stockholders of Incyte Corporation (the “Company”), held on May 19, 2009 (the “Annual Meeting”), the Company’s stockholders approved an increase in the number of shares of common stock authorized for issuance under the Company’s 1993 Directors’ Stock Option Plan by 75,000 shares, increasing the aggregate number of shares of the common stock authorized for issuance under the 1993 Directors’ Stock Option Plan from 1,500,000 shares to 1,575,000 shares.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

At the Annual Meeting, the stockholders of the Company approved an increase in the number of shares of common stock authorized for issuance under the Company’s 1991 Stock Plan by 1,125,000 shares, increasing the aggregate number of shares of the common stock authorized for issuance under the 1991 Stock Plan from 29,350,000 shares to 30,475,000 shares.

In addition, at the Annual Meeting, the stockholders of the Company approved an increase in the number of shares of common stock authorized for issuance under the Company’s 1997 Employee Stock Purchase Plan by 750,000 shares, increasing the aggregate number of shares of the common stock authorized for issuance under the 1997 Employee Stock Purchase Plan from 4,600,000 shares to 5,350,000 shares.

8.01 Other Events.

At the Annual Meeting, the stockholders of the Company re-elected Richard U. De Schutter, Barry M. Ariko, Julian C. Baker, Paul A. Brooke, Paul A. Friedman, M.D., John F. Niblack, Ph.D., and Roy A. Whitfield as directors of the Company, all of whom were nominated by the board of directors of the Company and named in the Company’s proxy statement for the Annual Meeting. At the Annual Meeting, the stockholders of the Company also ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 21, 2009

INCYTE CORPORATION

By:	/s/ David C. Hastings
David C. Hastings
Executive Vice President and
Chief Financial Officer